Portillo’s Inc. Announces Third Quarter 2026 Financial Results
Raises Full-Year Outlook and Introduces Strategic Plan to Strengthen Fundamentals and Drive Long-Term Value Creation

Oak Brook, IL—November 5, 2026—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), a restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the third quarter ended September 27, 2026.

Third Quarter 2026 Highlights (vs. Third Quarter 2025):

•Total revenue of $194.1 million, an increase of 7.0% or $12.6 million
•Same-restaurant sales increase of 1.4%
•Net income of $4.8 million, an increase of $4.0 million; Adjusted EBITDA(1) of $26.5 million, an increase of $5.1 million
•Raises full-year 2026 Adjusted EBITDA guidance

(1) Adjusted EBITDA is a non-GAAP measure. Please see definition and the reconciliation of this non-GAAP measure accompanying this release.

“We delivered third-quarter results ahead of our expectations, and I’m encouraged by the early progress from the actions we have taken to strengthen our operations and business fundamentals,” said Brett Patterson, Portillo’s Chief Executive Officer. “While we are encouraged by the progress, one quarter does not establish a trend. We have significant work ahead, and our focus remains on executing consistently and building a foundation for durable profitable growth.”

“Today, we are also introducing a strategic plan focused on strengthening our core business, driving profitable growth and creating shareholder value,” Patterson continued. “Our strategy is centered on running great restaurants, leveraging integrated marketing and pursuing disciplined development, all underpinned by a financial framework that guides decisions, strengthens accountability and positions Portillo’s for long-term success.”

“Lastly, we evaluated every restaurant in the system and made the decision to close a select group of underperforming locations outside of Chicagoland,” said Patterson. “This will improve portfolio quality, strengthen returns on invested capital and reflect our commitment to disciplined growth.”

Third Quarter 2026 Financial and Operating Results

Revenues for the quarter ended September 27, 2026 were $194.1 million compared to $181.4 million for the quarter ended September 28, 2025, an increase of $12.6 million or 7.0%. The increase in revenues was primarily attributed to the opening of eight restaurants in fiscal 2025 and seven restaurants during the three quarters ended September 27, 2026 and an increase in our same-restaurant sales. Restaurants not in our Comparable Restaurant Base (as defined below) contributed $10.3 million of the total year-over-year increase. Same-restaurant sales increased 1.4%, or $2.4 million, in the quarter. The same-restaurant sales increase was attributable to an increase in average check of 2.1%, partially offset by a decrease in transactions of 0.7%. The higher average check was driven by an approximate 2.1% increase in certain menu prices. For the purpose of calculating same-restaurant sales for the quarter ended September 27, 2026, sales for 87 restaurants that were open for at least 24 full fiscal periods were included in the Comparable Restaurant Base.
Total restaurant operating expenses for the quarter ended September 27, 2026 were $154.0 million compared to $144.7 million for the quarter ended September 28, 2025, an increase of $9.3 million or 6.4%. The increase was primarily driven by the opening of eight restaurants in fiscal 2025 and seven restaurants during the three quarters ended September 27, 2026.
General and administrative expenses for the quarter ended September 27, 2026 were $19.8 million compared to $20.0 million for the quarter ended September 28, 2025, a decrease of $0.3 million or 1.4%. This decrease was primarily attributable to $3.3 million of lower dead site costs resulting from our 2025 strategic reset. This was partially offset by $1.4 million of restructuring charges related to a workforce reduction at the Restaurant Support Center and by the absence of a $1.1 million net benefit recognized in the prior year in connection with the Chief Executive Officer transition. The prior year benefit was driven by the forfeiture of equity awards, partially offset by severance and other transition-related expenses.

Operating income for the quarter ended September 27, 2026 was $11.8 million compared to $5.4 million for the quarter ended September 28, 2025, an increase of $6.3 million or 116.8%, primarily due to the aforementioned changes in revenue and expenses, lower pre-opening expenses of $2.6 million, and a favorable year-over-year change in other (income) loss, net, of $1.1 million, as the prior-year period included a legacy Barnelli’s trade name impairment charge that did not recur in the current year.

Net income for the quarter ended September 27, 2026 was $4.8 million compared to a net income of $0.8 million for the quarter ended September 28, 2025, an increase of $4.0 million or 508.2%. The increase in net income was primarily due to an increase in operating income of $6.3 million due to the aforementioned factors, partially offset by an increase in income tax expense of $3.0 million and a decrease in the Tax Receivable Agreement liability adjustment of $0.6 million.

Restaurant-Level Adjusted EBITDA* for the quarter ended September 27, 2026 was $40.1 million compared to $36.7 million for the quarter ended September 28, 2025, an increase of $3.4 million or 9.3%.

Adjusted EBITDA* for the quarter ended September 27, 2026 was $26.5 million compared to $21.4 million for the quarter ended September 28, 2025, an increase of $5.1 million or 23.7%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Planned Restaurant Closures

Portillo’s expects to close a mid-to-high single digit number of underperforming restaurants outside of Chicagoland, with the majority occurring in the fiscal fourth quarter of 2026. In making this determination, the Company evaluated each restaurant’s sales performance, restaurant-level margins, and projected operating performance. These actions are part of the Company's ongoing efforts to improve restaurant-level profitability, strengthen returns on invested capital and optimize its restaurant portfolio. The Company expects the analysis to result in material cash and non-cash charges mostly in the fiscal fourth quarter of 2026.

New Restaurant Openings

During the three quarters ended September 27, 2026, we opened seven new restaurants for a total of 109 restaurants, as of the filing of this press release, including a restaurant owned by C&O, of which Portillo’s owns 50% of the equity. We plan to open one additional restaurant in the fourth quarter of 2026, which will be our second in-line location and will be located in Chicago, Illinois.

Below are the restaurants opened thus far in fiscal 2026:

Location	Opening Month	Fiscal Quarter Opened
Fort Worth, Texas	January 2026	Q1 2026
Humble, Texas	February 2026	Q1 2026
Dallas, Texas	March 2026	Q1 2026
El Paso, Texas	March 2026	Q1 2026
Frisco, Texas	April 2026	Q2 2026
Schertz, Texas	May 2026	Q2 2026
Dallas-Fort Worth International Airport	May 2026	Q2 2026

Portillo’s Details Growth Strategy to Strengthen Fundamentals and Create Shareholder Value

The foundation of Portillo’s strategy is rooted in three pillars: Operational Excellence, Integrated Marketing and Disciplined Development, supported by Financial Rigor and Discipline. The strategy reflects a candid assessment of the business and lessons from prior decisions, while preserving the distinctive food, hospitality and experience that make Portillo’s special.

Over the past nine months, Portillo’s has taken decisive actions to sharpen the Company’s focus and improve its cost structure:
•Strengthened its leadership team and right-sized its corporate structure;
•Built a deeper understanding of its guests through formal research;
•Identified meaningful operational and supply chain savings;
•Implemented a more rigorous site-selection model and developed a new prototype;
•Exited future real estate agreements that lacked sufficient return potential; and

•Evaluated its restaurant portfolio and identified underperforming restaurants for closure.

Formal third-party research studies confirmed that Portillo’s brand strength extends beyond the food to powerful emotional connections with guests in Chicagoland and beyond. These insights underpin the strategy and will inform a consistent decision framework that guides the path toward sustainable, profitable growth.

OPERATIONAL EXCELLENCE

Strengthened regional leadership support.
Portillo’s has refined its regional leadership structure, reducing the number of restaurants each field leader oversees and the geographic distance between them. This allows field leaders to spend more time in each restaurant and provide focused, hands-on support to restaurant teams. The goal is consistent, high-quality food served accurately and on time to every guest, across every channel.

Elevating team member and management training to deliver consistent guest experiences.
Portillo’s is updating all hourly and management training programs to equip restaurant teams with the skills, knowledge and tools needed to run great restaurants. Certified trainers will support these programs to ensure standards are followed consistently and training is effective, allowing well-trained team members to focus on delivering the unique Portillo’s experience.

Modernizing restaurant technology and equipment to improve accuracy and speed of service.
Portillo’s is evaluating and investing in restaurant technology and equipment to improve reliability, product quality and operational consistency. These investments are expected to help restaurant teams deliver orders accurately, faster and, ultimately, with stronger hospitality.

INTEGRATED MARKETING

Refining the brand positioning and consumer targeting to drive growth.
Guided by insights from the recent brand perception and customer segmentation studies, Portillo’s will better communicate its unique value proposition. The Company will prioritize two distinct millennial audiences identified in the research, which represent meaningful growth potential. Supported by a more refined brand positioning, creative approach and media strategy, Portillo’s aims to build on its strong emotional connection with these guests to drive relevance, demand and profitable growth.

Building digital and loyalty capabilities that match the strength of the brand.
Portillo’s is developing a new digital roadmap and modernizing its marketing technology stack to improve the digital experience and drive conversion and sales. As part of this work, the Company is conducting a full assessment of Portillo’s Perks®, its loyalty program, to simplify the program, drive engagement and increase visit frequency.

Making core-menu quality and culinary innovation a priority.
Portillo’s is returning to its roots by revitalizing its culinary culture, with a new Executive Chef overseeing menu strategy, core-menu quality and an innovation pipeline that creates food news and reasons to visit.

DISCIPLINED DEVELOPMENT

Implementing stricter standards governing growth.
New data-driven sales modeling, paired with strict underwriting discipline, establishes a rigorous framework for new site selection. Locations will advance only after meeting cash-on-cash return targets consistent with the Company’s new-restaurant targets as well as passing qualifying market and site reviews.

Balancing new-market expansion and infill development.
Portillo’s is balancing infill opportunities in existing markets with expansion into new, strategically adjacent markets. Infill development leverages operational efficiencies and existing restaurant support infrastructure, while adjacent markets capitalize on significant whitespace potential. The Company will prioritize markets with favorable development economics to drive sustainable, profitable growth.

Introducing a new restaurant prototype targeting a reduced capital investment.
The 2028 prototype is approximately 4,600 square feet – more than 40% smaller than the previous average Portillo’s restaurant – without sacrificing the potential to generate high volumes. The site requires approximately 1.5 acres versus 3.0 acres historically. An optimized kitchen, standardized design and greater site flexibility are expected to improve throughput and productivity.

FINANCIAL RIGOR AND DISCIPLINE

Driving financial accountability and cost efficiency.
Portillo’s is strengthening restaurant-level accountability by aligning incentive compensation with sales and profit growth. The Company remains focused on identifying savings in our operating model while preserving the Portillo’s experience and investing in initiatives that drive demand, enhance food quality and improve training to support long-term growth.

Prioritizing capital investments to drive shareholder value.
Portillo’s will take a disciplined approach to capital allocation. First, the Company will prioritize investment in existing restaurants, including technology and maintenance to keep them clean, safe and well-maintained. Second, it will invest in new restaurant growth with projected returns on invested capital above its risk-adjusted cost of capital. Finally, excess cash will be directed toward reducing debt and balance sheet leverage to support long-term financial stability and shareholder value.

Establishing a path to sustainable, profitable growth.
Based on the collective actions of its strategy, Portillo’s expects to deliver annual same-restaurant sales of 2% to 3%, and in the next three years, will ramp new restaurant growth to a high-single-digit percentage and expand margins, leveraging sales growth and efficiencies. All new restaurants beginning in 2028 will be targeted to achieve cash-on-cash returns greater than 20%.

Fiscal 2026 Financial Targets

Based on current expectations, inclusive of expected restaurant closures in the fourth quarter, fiscal 2026 outlook has been updated as follows:

	Prior Target	Current Targets
New Units	8 new units	8 new units
Revenue	N/A	$768-$773 million
Commodity inflation	Mid single digit	Mid single digit
Labor inflation	3% to 3.5%	Low single digit
Restaurant-level adjusted EBITDA margin*	19.5% to 20.5%	20.0% to 20.5%
General and administrative expenses	$78-$82 million	$80-$82 million
Adjusted EBITDA*	$92-$96 million	$98-$101 million
Capital expenditures	$55-$60 million	Approximately $55 million
*We are unable to reconcile the financial target for adjusted EBITDA and restaurant-level adjusted EBITDA margin to net income (loss) and operating income (loss) margin, the respective corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

The following definitions apply to these terms as used in this release:

Change in Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods. As of the quarters ended September 27, 2026 and September 28, 2025, there were 87 and 76 restaurants in our Comparable Restaurant Base, respectively.

A change in same-restaurant sales is the result of a change in restaurant transactions, average guest check, or a combination of the two. We gather daily sales data and regularly analyze the guest transaction counts and the mix of menu items sold to strategically evaluate menu pricing and demand. Measuring our change in same-restaurant sales allows management to evaluate the performance of our existing restaurant base. We believe this measure provides a consistent comparison of restaurant sales results and trends across periods within our core, established restaurant base, and enables investors to better understand and evaluate the Company’s historical and prospective operating performance.

Average Unit Volume - AUV is the total revenue (excluding gift card and Portillo’s Perks loyalty program breakage) recognized in the Comparable Restaurant Base, including C&O, divided by the number of restaurants in the Comparable Restaurant Base, including C&O, by period.

This key performance indicator allows management to assess changes in consumer spending patterns at our restaurants and the overall performance of our restaurant base.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income, the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net. See also “Non-GAAP Financial Measures.”

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the third quarter on Thursday, November 5, 2026, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 877-407-3982. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 844-512-2921, and using passcode #13748482. The webcast replay will be available at investors.portillos.com shortly after the call has concluded.

About Portillo’s

Portillo’s (NASDAQ: PTLO) has grown from a small hot dog trailer in Chicago to more than 100 restaurants across 11 states. Known for its diverse menu of Chicago-style favorites like Italian beef sandwiches, Chicago-style hot dogs, char-broiled burgers, fresh salads and signature chocolate cake, Portillo’s is beloved in both its home of Chicagoland and across new and growing markets. Portillo’s operates a company-owned model of not just restaurants, but experience-focused destinations that blend dine-in, drive-thru, takeout and delivery to serve guests with the food they crave. And now, after six decades of success and counting, Portillo’s is on a mission to bring its iconic food and unforgettable dining experience to guests across the country.

Cautionary Note Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks relating to the economy and financial markets, including in relation to trade and tax policy changes and other macroeconomic uncertainty, including inflation, fluctuating interest rates, stock market volatility, recession concerns, and other factors;
•risks associated with onboarding new members of management, including the Chief Executive Officer and Chief Financial Officer, the recently announced departure of the Chief People Officer and the related transitions;
•the impact of unionization activities of our Team Members on our reputation, operations and profitability;
•risks associated with our reliance on certain information technology systems, and potential failures or interruptions;
•risks associated with data, privacy, cyber security and the use and implementation of information technology systems, including our digital ordering and payment platforms for our delivery business;
•risks associated with increased adoption, implementation and use of artificial intelligence ("AI") technologies across our business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, labor and employment matters, costs of or ability to open new restaurants, or the sale of food and alcoholic beverages;
•inability to achieve our growth strategy, including as a result of, among other things, the availability of suitable new restaurant sites in existing and new markets and opening of new restaurants at the anticipated rate and on the anticipated timeline and cost structure;
•the impact of consumer sentiment and other economic factors on our sales;
•fluctuation in food and other operating costs, tariffs and import taxes, and supply shortages;
•our ability to execute and achieve the expected benefits of our actions to focus on operational priorities, including our brand strategy and cost-saving initiatives; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC").

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s most recent Annual Report on Form 10-K, filed with the SEC. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Chris Brandon, Vice President of Investor Relations
312.931.5578
cbrandon@portillos.com

Media Contact:
Sara Wirth, Director of Communications & PR
press@portillos.com

PORTILLO’S INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Quarter Ended				Three Quarters Ended
	September 27, 2026		September 28, 2025		September 27, 2026		September 28, 2025

REVENUES, NET	$194,074	100.0%	$181,428	100.0%	$575,651	100.0%	$546,321	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Food, beverage and packaging costs	66,831	34.4%	62,619	34.5%	199,696	34.7%	187,471	34.3%
Labor	50,447	26.0%	48,263	26.6%	150,736	26.2%	143,471	26.3%
Occupancy	11,670	6.0%	10,524	5.8%	34,546	6.0%	30,511	5.6%
Other operating expenses	25,039	12.9%	23,331	12.9%	72,495	12.6%	67,040	12.3%
Total restaurant operating expenses	153,987	79.3%	144,737	79.8%	457,473	79.5%	428,493	78.4%

General and administrative expenses	19,754	10.2%	20,025	11.0%	59,676	10.4%	57,726	10.6%
Pre-opening expenses	614	0.3%	3,260	1.8%	4,102	0.7%	5,465	1.0%
Depreciation and amortization	8,338	4.3%	7,312	4.0%	24,528	4.3%	21,489	3.9%
Net income attributable to equity method investment	(393)	(0.2)%	(452)	(0.2)%	(1,003)	(0.2)%	(998)	(0.2)%
Other (income) loss, net	(5)	—%	1,112	0.6%	828	0.1%	800	0.1%
OPERATING INCOME	11,779	6.1%	5,434	3.0%	30,047	5.2%	33,346	6.1%
Interest expense	5,512	2.8%	5,664	3.1%	16,811	2.9%	17,139	3.1%
Interest income	(77)	—%	(118)	(0.1)%	(187)	—%	(268)	—%
Tax Receivable Agreement liability adjustment	(209)	(0.1)%	353	0.2%	(1,381)	(0.2)%	(2,132)	(0.4)%
INCOME (LOSS) BEFORE INCOME TAXES	6,553	3.4%	(465)	(0.3)%	14,804	2.6%	18,607	3.4%
Income tax expense (benefit)	1,797	0.9%	(1,247)	(0.7)%	3,402	0.6%	3,792	0.7%
NET INCOME	4,756	2.5%	782	0.4%	11,402	2.0%	14,815	2.7%
Net income (loss) attributable to non-controlling interests	251	0.1%	(432)	(0.2)%	355	0.1%	1,584	0.3%
NET INCOME ATTRIBUTABLE TO PORTILLO'S INC.	$4,505	2.3%	$1,214	0.7%	$11,047	1.9%	$13,231	2.4%

Net income per common share attributable to Portillo’s Inc.:
Basic	$0.06		$0.02		$0.15		$0.20
Diluted	$0.06		$0.02		$0.15		$0.19

Weighted-average common shares outstanding:
Basic	72,535,289		71,908,534		72,330,585		67,780,566
Diluted	73,433,125		73,973,710		73,087,690		70,131,466

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 27, 2026	December 28, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$24,847	$19,963
Accounts and tenant improvement receivables	8,738	16,502
Inventories	10,855	8,207
Prepaid expenses and other	5,666	6,844
Total current assets	50,106	51,516
Property and equipment, net	431,575	420,263
Operating lease assets	275,318	261,086
Goodwill	394,298	394,298
Trade names	221,725	221,725
Other intangible assets, net	21,360	23,391
Equity-method investment	15,750	15,696
Deferred tax assets	207,908	211,267
Other assets	6,491	7,292
Total other assets	867,532	873,669
TOTAL ASSETS	$1,624,531	$1,606,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,922	$43,210
Current portion of long-term debt	7,813	6,250
Current portion of Tax Receivable Agreement liability	2,348	7,910
Short-term debt	85,000	90,000
Deferred revenue	4,437	7,472
Short-term operating lease liabilities	8,163	6,878
Accrued expenses	39,586	32,236
Total current liabilities	183,269	193,956
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	232,237	237,977
Tax Receivable Agreement liability	340,840	344,524
Long-term operating lease liabilities	347,616	329,190
Other long-term liabilities	3,202	3,614
Total long-term liabilities	923,895	915,305
Total liabilities	1,107,164	1,109,261

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 72,577,166 and 71,971,736 shares issued and outstanding at September 27, 2026 and December 28, 2025, respectively.	726	720
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 3,424,546 and 3,442,335 shares issued and outstanding at September 27, 2026 and December 28, 2025, respectively.	—	—
Additional paid-in capital	412,647	404,603
Retained earnings	73,521	62,474
Total stockholders' equity attributable to Portillo's Inc.	486,894	467,797
Non-controlling interest	30,473	29,476
Total stockholders' equity	517,367	497,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,624,531	$1,606,534

PORTILLO’S INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Quarters Ended
	September 27, 2026	September 28, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,402	$14,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,528	21,489
Amortization of debt issuance costs and discount	510	521
Loss on sales of assets	425	248
Equity-based compensation	8,105	4,288
Deferred income tax expense	3,402	3,792
Tax Receivable Agreement liability adjustment	(1,381)	(2,132)
Gift card breakage	(712)	(656)
Asset impairment	—	2,200
Changes in operating assets and liabilities:
Accounts receivable	1,207	(123)
Receivables from related parties	(82)	(102)
Inventories	(2,648)	(1,310)
Other current assets	1,179	2,280
Operating lease assets	7,340	7,079
Accounts payable	(1,538)	(6,696)
Accrued expenses and other liabilities	4,990	2,004
Operating lease liabilities	(2,813)	(2,296)
Deferred lease incentives	7,509	2,186
Other assets and liabilities	400	1,154
NET CASH PROVIDED BY OPERATING ACTIVITIES	61,823	48,741
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(40,076)	(58,097)
Other	174	18
NET CASH USED IN INVESTING ACTIVITIES	(39,902)	(58,079)
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) borrowings from short-term debt, net	(5,000)	52,000
Payments of long-term debt	(4,687)	(40,312)
Distributions paid to non-controlling interest holders	(376)	(1,291)
Proceeds from stock option exercises	434	2,727
Employee withholding taxes related to net settled equity awards	(760)	(984)
Proceeds from Employee Stock Purchase Plan purchases	268	365
Payments of Tax Receivable Agreement liability	(7,913)	(7,686)
Payment of deferred financing costs	—	(1,263)
Contributions from non-controlling interests	997	140
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(17,037)	3,696
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	4,884	(5,642)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	19,963	22,876
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$24,847	$17,234

PORTILLO’S INC.
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Three Quarters Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Total Restaurants (a)	109	98	109	98
AUV (in millions) (a)	N/A	N/A	$8.2	$8.6
Change in same-restaurant sales (b)	1.4%	(0.8)%	—%	0.5%
Adjusted EBITDA (in thousands) (b)	$26,457	$21,387	$74,728	$72,662
Adjusted EBITDA Margin (b)	13.6%	11.8%	13.0%	13.3%
Restaurant-Level Adjusted EBITDA (in thousands) (b)	$40,087	$36,691	$118,178	$117,828
Restaurant-Level Adjusted EBITDA Margin (b)	20.7%	20.2%	20.5%	21.6%
(a) Includes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity. AUVs for the quarters ended September 27, 2026 and September 28, 2025 represent AUVs for the twelve months ended September 27, 2026 and September 28, 2025, respectively. Total restaurants indicated are as of September 27, 2026 and September 28, 2025, respectively.
(b) Excludes C&O.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income before depreciation and amortization, interest expense, interest income, and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income, the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues, net.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include food, beverage and packaging costs, labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenues, net.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Three Quarters Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net income	$4,756	$782	$11,402	$14,815
Net income margin	2.5%	0.4%	2.0%	2.7%
Depreciation and amortization	8,338	7,312	24,528	21,489
Interest expense	5,512	5,664	16,811	17,139
Interest income	(77)	(118)	(187)	(268)
Income tax expense (benefit)	1,797	(1,247)	3,402	3,792
EBITDA	$20,326	$12,393	$55,956	$56,967

Deferred rent (1)	1,557	1,952	4,788	4,870
Equity-based compensation	2,271	(320)	8,105	4,288
Cloud-based software implementation costs (2)	—	—	—	267
Amortization of cloud-based software implementation costs (3)	280	292	837	806
Other loss (4)	216	2,305	425	2,448
Transaction-related fees and expenses (5)	—	6	—	742
Legal contingency (6)	—	—	1,700	—
Strategic realignment costs (7)	38	4,406	1,654	4,406
Consulting fees (8)	597	—	1,263	—
Restructuring costs (9)	1,381	—	1,381	—
Tax Receivable Agreement liability adjustment (10)	(209)	353	(1,381)	(2,132)
Adjusted EBITDA	$26,457	$21,387	$74,728	$72,662
Adjusted EBITDA Margin (11)	13.6%	11.8%	13.0%	13.3%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents non-capitalized third party consulting and software licensing costs incurred in connection with the implementation of a new Human Capital Management (" HCM") system which are included within general and administrative expenses.
(3) Represents amortization of capitalized cloud-based Enterprise Resource Planning and HCM system implementation costs that are included within general and administrative expenses.
(4) Represents loss on disposal of property and equipment included within other (income) loss, net. The prior-year periods also include a legacy Barnelli's trade name impairment charge, included within other (income) loss, net.
(5) Represents certain expenses that management believes are not indicative of ongoing operations, consisting primarily of certain professional fees included within general and administrative expenses.
(6) Represents a legal contingency related to the Maverick arbitration, recorded within other (income) loss, net.
(7) Represents costs related to the Company's strategic reset of its development and growth plans and CEO transition and replacement costs. These costs are included within general and administrative expenses.
(8) Represents fees incurred for discrete, project-based strategic initiatives that are not part of the Company's ongoing operations and are included within general and administrative expense. These costs consist primarily of third-party consulting fees related to a brand study and a spend optimization study. Given the magnitude and scope of these initiatives and that they are not expected to recur in the foreseeable future, the Company considers the associated consulting fees not reflective of the ongoing costs to operate its business.
(9) Represents restructuring charges associated with the Company's reduction in force, including severance, paid time off payouts, bonus and other costs, which are included within general and administrative expenses.
(10) Represents remeasurement of the Tax Receivable Agreement liability.
(11) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Revenues, net.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Three Quarters Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Operating income	$11,779	$5,434	$30,047	$33,346
Operating income margin	6.1%	3.0%	5.2%	6.1%
Plus:
General and administrative expenses	19,754	20,025	59,676	57,726
Pre-opening expenses	614	3,260	4,102	5,465
Depreciation and amortization	8,338	7,312	24,528	21,489
Net income attributable to equity method investment	(393)	(452)	(1,003)	(998)
Other (income) loss, net	(5)	1,112	828	800
Restaurant-Level Adjusted EBITDA	$40,087	$36,691	$118,178	$117,828
Restaurant-Level Adjusted EBITDA Margin (1)	20.7%	20.2%	20.5%	21.6%
(1) Restaurant-Level Adjusted EBITDA Margin is defined as Restaurant-Level Adjusted EBITDA divided by Revenues, net.